Proposed

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”) made as of the ___ day of __________ , 2019, by and between Perella Weinberg Partners Capital Management LP (the “Adviser”) and GAI Agility Income Fund (the “Fund”), a Delaware statutory trust.

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering investment advisory services to clients;

WHEREAS, the Adviser served as sub-adviser to the Fund pursuant to the Sub- Advisory Agreement dated August 12, 2010, as amended, by and among the Fund, the Adviser and the Fund’s predecessor adviser; and

WHEREAS, the Fund and the Adviser desire to enter into an agreement to provide for investment advisory services to the Fund upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.    Employment of the Adviser.  The Fund hereby appoints the Adviser, subject to the supervision of the Board of Trustees of the Fund (the “Board”) and the terms of this Agreement, as the investment adviser for the Fund.  The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date.  The Adviser will be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Fund and the Adviser.

2.    Authority of, Obligations of and Services to be Provided by the Adviser. Subject to the supervision of the Board, the Adviser is hereby granted the following authority and undertakes to provide the following services and to assume the following obligations:

a.    The Adviser shall formulate and implement a continuous investment program for the portfolio assets of the Fund, including determining what portion of such assets will be invested or held uninvested in cash, and subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund’s Agreement and Declaration of Trust, as amended, By-Laws and registration statement (“Registration Statement”) as from time to time in effect (collectively, the “Governing Documents”); (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder; and (iii) any written instructions which the Board may issue from time to time.  The Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board as from time to time in effect and communicated to the Adviser (the

“Procedures”).  The Fund has provided to the Adviser copies of all current Governing Documents and current Procedures and shall provide to the Adviser any amendments or supplements thereto.  The Fund will provide reasonable advance notice to the Adviser of any changes to the Governing Documents or the Procedures and provide a reasonable time period for the Adviser to comply with any such changes to the Governing Documents or the Procedures.  The Fund shall timely furnish the Adviser with such additional information as may be reasonably necessary for or reasonably requested by the Adviser to perform its responsibilities pursuant to this Agreement.

The Adviser shall render such reports to the Board and the Fund as it may reasonably request concerning the investment activities of the Fund, including, without limitation, reporting promptly all information necessary for the Fund to comply with the Fund’s proxy voting disclosure regulatory requirements. The Adviser shall vote proxies and make other voting and consent determinations with respect to the Fund’s investments in collective investment vehicles and other issuers.

b.    The Adviser shall take whatever steps necessary to implement the Fund’s investment program, including (i) researching, identifying, monitoring and evaluating potential collective investment vehicles and other investments and transactions (collectively, “Potential Investments”) to utilize in the management of the Fund’s assets; (ii) monitoring, evaluating and meeting with investment managers that manage any of the collective investment vehicles or other investments in which the Fund is invested; (iii) assessing the performance of the Fund’s investments; and (iv) negotiating side letters and assisting in the evaluation and execution of subscription documentation. The Adviser will be responsible for executing subscription agreements, withdrawal requests and related documents with regard to Potential Investments and existing investments of the Fund, and causing funds to be invested and withdrawn, as applicable, in connection therewith. The Fund and the Adviser shall timely provide to each other all information and documentation that the parties mutually agree are necessary or appropriate for the Adviser or the Fund, as applicable, to fulfill its obligations under this Agreement.

c.    The Adviser shall be responsible for regular monitoring of the investment activities and portfolio holdings associated with the portfolio assets of the Fund to ensure compliance with the Governing Documents, Procedures and applicable law. The Adviser shall also be responsible for certain compliance matters (y) as agreed to by the parties hereto and as further described in compliance memoranda provided by the Fund’s Chief Compliance Officer to the Adviser; and/or (z) as set forth in Procedures. The Adviser shall regularly monitor the investment activities and portfolio holdings of the Fund so that the Adviser can meet its compliance and legal obligations in connection with the services being provided hereunder. For the avoidance of doubt, design, implementation and overall maintenance of the Fund’s compliance program as contemplated by Rule 38a- 1 under the 1940 Act is the responsibility of the Fund and the Fund’s Chief Compliance Officer.

d.    To the extent provided in the Fund’s Registration Statement, as such Registration Statement may be amended from time to time, the Adviser shall, in the name of the Fund, be responsible for placing orders for the execution of portfolio transactions when applicable with or through such brokers, dealers or other financial institutions as the Adviser may reasonably select, including affiliates of the Adviser. The Adviser will establish and maintain such brokerage and other accounts for the Fund as the Adviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement. The Adviser shall use its best efforts to obtain the most favorable price and execution on all portfolio transactions executed on behalf of the Fund, provided that, so long as the Adviser has complied with Section 28(e) of the Securities Exchange Act of 1934 and the Procedures, the Adviser may cause the Fund to pay a commission on a transaction in excess of the amount of commission another broker-dealer would have charged.  On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser may aggregate the securities to be so purchased or sold with other orders for other clients of the Adviser. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Adviser consistent with the Procedures and in the manner it, in its sole discretion, considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

e.    The Adviser (i) shall maintain such books and records with respect to the Fund as are required by law, including without limitation the Advisers Act, and the rules and regulations thereunder, and to the extent mutually agreed by the parties under the 1940 Act and the rules and regulations thereunder; (ii) shall render to the Board such periodic and special reports that the Board may reasonably request; (iii) shall meet with any persons at the reasonable request of the Fund or the Board for the purpose of reviewing the Adviser’s performance under this Agreement at reasonable times and upon reasonable advance written notice; and (iv) shall provide determinations in accordance with the Governing Documents, Procedures and applicable law of the fair value of securities held by the Fund.  The Adviser will provide promptly to the Fund, at the Fund’s cost and expense, a copy of any such records upon the Fund’s request and shall make all such books and records available for inspection and use by the Securities and Exchange Commission (“SEC”) or the Fund at all reasonable times. Where applicable, such records shall be maintained by the Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.  For the avoidance of doubt, maintenance of the Fund’s general books, records and accounts, and related shareholder information and net asset value calculations, is the responsibility of the Fund and its administrative, transfer agency and custody agents.  The Adviser shall not have any responsibility for the supervision or oversight of such parties.

On each business day, the Adviser shall provide to the Fund’s custodian and the Fund’s administrator information relating to all transactions concerning the Fund’s assets, to the extent such information is not otherwise available to such persons.

f.    The Adviser shall bear its expenses of providing services pursuant to this Agreement.

g.    The Adviser shall timely provide to the Fund all information and documentation it may reasonably request as necessary or appropriate in connection with the compliance by the Fund with the requirements of any applicable law, including, without limitation, (i) information and commentary for the Fund’s annual and semi- annual reports, in a form agreed upon by the Adviser and the Fund, including a discussion of the factors that, in the view of the Adviser, materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used; (ii) certifications, in a form agreed upon by the Fund and the Adviser, related to the Adviser’s management of the Fund in order to support (A) the Fund’s filings on Form N-CSR, Form N-Q, Form N-PORT and other applicable forms, and (B) the related certifications of the Fund’s Principal Executive Officer and Principal Financial Officer under Rule 30a-2 under the 1940 Act; (iii) a quarterly certification with respect to compliance matters related to the Adviser, in a form agreed upon by the Adviser and the Fund; and (iv) an annual certification from the Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Adviser’s compliance program, in a form agreed upon by the Adviser and the Fund.

h.    The Adviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, the Adviser maintains an appropriate Code of Ethics and related reporting procedures.

i.    The Adviser shall review and comment upon offering documents and ancillary sales and marketing materials prepared by the Fund, and participate, at the reasonable request of the Fund and as mutually agreed to by the Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund.

j.    In fulfilling its obligations to manage the investments of the Fund, the Adviser will furnish, at its expense: (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding any such services that are the subject of a separate agreement as may from time to time be in effect between the Fund and the Adviser or another party).

k.    The Adviser shall furnish to the Fund the following:

i.    Office and Other Facilities. — The Adviser shall furnish to the Fund office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment.  Such office space shall be only that as needed for receipt of mail and for the performance of any trustee or officer duties by any personnel of the Adviser who may from time to time agree to perform such duties;

ii.    Trustees and Officers. — The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President of the Fund, or in any other officer position with respect to the Fund, without remuneration from or other cost to the Fund.

iii.    Investment Personnel. — The Adviser shall furnish to the Fund any personnel necessary for the oversight and/or conduct of the investment operations of the Fund. For the elimination of doubt, however, the Adviser shall not be obligated to furnish to the Fund pursuant to this Agreement personnel for the performance of functions: (a) related to and to be performed under any other separate contract from time- to-time in effect between the Fund and the Adviser or another party for legal, accounting, administrative and any other non-investment related services; or (b) related to and to be performed under the Fund contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services.

3.    Compensation of the Adviser; Expenses Assumed by the Fund.

a.    In full consideration of the services rendered pursuant to this Agreement, the Adviser shall be entitled to a monthly fee equal to one-twelfth of 0.75% of the aggregate net asset value of outstanding shares of the Fund determined as of the last Business Day of that month (before any repurchases of shares). “Business Day” means a day on which banks are ordinarily open for normal banking business in New York or such other day or days as the Fund’s Board of Trustees may determine in its sole and absolute discretion.
b.    The Fund will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement. Without limiting the generality of the foregoing, the Fund will pay or arrange for the payment those expenses included on the Appendix annexed hereto.

4.    Use of Names and Track Record.

a.    The Fund shall have a royalty-free license to use the names “Agility,” “Perella Weinberg Partners” and “Perella Weinberg Partners Capital Management LP”. The Fund and the Fund’s selling agents may, upon receiving written approval of the Adviser, use such names in marketing materials and templates used to market the Fund to current and prospective investors; provided, however, that if during the term of this Agreement, the Adviser fails to comment in writing (including via e-mail) by the end of the third business day after delivery of such materials that require Adviser approval, the Adviser will be deemed to have granted consent on the end of the third business day following delivery of such materials to Adviser for approval. The Fund and its agents shall cease to use the names “Agility,” “Perella Weinberg Partners” and “Perella Weinberg Partners Capital Management LP” or any combination or derivation thereof in any existing or newly printed materials promptly upon termination of this Agreement with respect to the Fund.  The Fund and its agents shall cease to use the names “Agility,” Perella Weinberg Partners” and “Perella Weinberg Partners Capital Management LP” and any combinations or derivations thereof if: (i) the Agreement is terminated; or (ii) the Fund has material regulatory or legal issues, which, in the reasonable opinion of the Adviser, adversely affect the reputation of the Adviser, any of its affiliates, or any of the funds managed by the Adviser, especially those under the Agility brand.  In each event, after discussion with the Board of the Fund and if requested by the Adviser, the Fund shall promptly amend, and, if necessary, file such amendment to, any applicable organizational document, changing its name so that the name “Agility” or any combination or derivation thereof is not included in the name of the Fund or otherwise used by the Fund.

b. The Adviser shall not use the name of the Fund or any derivation thereof in any material or template relating to the Adviser in any manner not approved in writing prior thereto by the Fund; provided, however, that during the term of this Agreement, if the Fund fails to comment in writing (including via e-mail) by the end of the third business day after delivery of such materials or templates that require the Fund’s approval, the Fund will be deemed to have granted consent on the third business day following delivery of such materials to the Fund for approval.

c. The Adviser may use performance data it generates for its track record, including performance data it generated while serving as sub-adviser to the Fund, provided that the Fund is not specifically identified by name without the approval of the Fund as described in (b) above.  The Fund shall cooperate with all reasonable requests of the Adviser, its agents or successors to validate such track record.

5.    Liability and Indemnification.

a.    The Adviser shall only be liable for, and indemnify the Fund and its affiliates, trustees, officers, employees and shareholders (the “Fund Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) (i) arises out of or is based upon any material misstatement or omission of a material fact in information regarding the Adviser furnished in writing to the Fund by the Adviser; (ii) arises out of or is based upon any material breach of any of the representations, warranties, covenants or obligations of the Adviser with respect to this Agreement; or (iii) arises out of or is based upon the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Disabling Conduct”).

b.    Except for such Disabling Conduct, the Fund (to the extent permitted by applicable law) shall indemnify the Adviser and the Adviser’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser (collectively, the “Adviser Indemnified Parties” and, together with the Fund Indemnified Parties, the “Indemnified Parties”) against, and hold such Adviser Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising from the Adviser’s providing services under this Agreement or the sale of securities of the Fund.

c.    The Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust, as amended.  The Adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustees or officer, employee or agent of the Fund.

6.    Certain Conflicts.  The Adviser will not receive any compensation from any investment manager that manages an investment vehicle that it recommends to the Fund as a result of or in connection with such recommendation without first notifying the Fund of such compensation arrangement.  The Fund understands that the investments made by the Fund may not achieve acceptable results and it is possible that losses may be incurred with respect to such investments, which individually or collectively may be significant or complete.

7.    Adviser Insurance. The Adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Adviser in an amount not less than $10 million and Commercial General Liability insurance in a commercially reasonable amount.  The minimum required amounts set forth in this insurance provision are not to be construed as a limitation on the Adviser’s liability under this Agreement. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Adviser.

8.    Custodian.  The Fund’s assets shall be maintained in the custody of its custodian. Any assets added to the Fund shall be delivered directly to the Fund’s custodian, and the Adviser shall have no liability for the acts or omissions of any such custodian.

9.    Representations of the Adviser. The Adviser represents, warrants and further covenants as follows:

a.    It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.    It has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.    This Agreement has been duly and validly authorized, executed, and delivered by it and is enforceable against it in accordance with its terms.

d.    The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to the Fund of any material violations relating to the Fund; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Fund of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.    The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Fund with a copy of the code of ethics. As part of the quarterly certification specified in Section 2(g)(iii), a duly authorized officer of the Adviser shall certify to the Fund that the Adviser, including its personnel, has complied with the requirements of Rule 17j-1 during the previous quarter and that there has been no material violation of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. The Adviser will report quarterly, in reasonable detail, any material violations of law or the Adviser’s code of ethics related to the Fund and the action taken in response to such violations.

f.    To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject which might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Adviser’s financial or business prospects, or which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement, nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Adviser’s financial or business prospects, or which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement;

g.    It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

h.    The Adviser shall provide the Fund with a copy of its Form ADV Part 2 and promptly furnish a copy of all amendments thereto to the Fund.

i.      The Adviser shall promptly notify the Fund of any changes in the key personnel who are either the portfolio manager(s) responsible for the Fund or the principal executive officers of the Adviser, or if there is otherwise an actual change in control or management of the Adviser.

j.    The information provided by the Adviser to the Fund in writing shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

k.    If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Fund of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

10.    Renewal, Termination and Amendment.  This Agreement shall continue in effect for a period of longer than two years from the date of its execution only so long as such continuance is specifically approved annually either by the Trustees or by vote of a majority of outstanding voting securities of the Fund; provided that in either event such continuance shall also be approved by vote of the Trustees who are not interested persons of the Fund (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

This Agreement may be terminated at any time without payment of any penalty, by the Board, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon in writing by the parties hereto.  This Agreement may also be terminated, without the payment of any penalty, by the Adviser upon 90 days prior written notice to the Fund.  This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.  This Agreement may be amended at any time by both parties and, if required by applicable Securities and Exchange Commission rules and regulations, a vote of a majority of the Fund’s outstanding voting securities.

In the event of an assignment, if the shareholders of the Fund fail to approve this Agreement or any continuance of the Agreement, the Adviser will continue to act, for the compensation described herein, as investment adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

In the event of termination of this Agreement, those paragraphs of this Agreement which govern conduct of the parties’ future interactions with respect to the Adviser having provided investment management services to the Fund for the duration of this Agreement, including, but not limited to, Sections 4, 5, 11, 13, and 16, shall survive such termination of this Agreement.

11.    Confidential Relationship. The Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Fund or the Adviser that is received by a party hereto in connection with this Agreement, and information with regard to the portfolio holdings, investment activity and characteristics of the Fund. The Adviser will restrict access to the Portfolio Information to those employees of the Adviser or its affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund and the Adviser will be obligated to ensure that it is used only for such purposes. The foregoing shall not prevent the Adviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act of such party, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, which approval shall not be unreasonably withheld, (4) required to be disclosed pursuant to a requirement of a court, governmental or other agency or law so long as the party making such disclosure provides the other party with prompt written notice of such requirement as soon as practicable if permissible, or (5) disclosed in accordance with the Fund’s policy for disseminating portfolio holdings as disclosed in the Fund’s then current Registration Statement.

12.    Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Adviser:

General Counsel
Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Fax:  (212) 287-3201

with a copy to:

Chief Compliance Officer
Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Fax:  (212) 287-3201

Associate General Counsel - Agility
Perella Weinberg Partners Capital Management LP
7979 E. Tufts Ave., Suite 700

Denver, CO 80237
Fax:  (303) 265-9567

Fund:

GAI Agility Income Fund
c/o UMB Fund Services, Inc.
Attn: Regulatory Administration
235 West Galena Street
Milwaukee, WI 53212
Facsimile: (414) 271-9717
Telephone: (414) 299-2000

13.    Severability. If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

14.    Business Continuity.  The Adviser shall provide business continuity, disaster recovery and backup capabilities and facilities, through which the Adviser will be able to perform its obligations hereunder with minimal disruptions or delays.  Upon request, the Adviser shall provide to the Fund summaries of the Adviser’s written business continuity, disaster recovery and backup plan and agrees to provide, upon request of the Fund, notice of any material deficiencies discovered in connection with the testing of such plan.

15.    Personnel.  The Adviser has performed background screening (including a review of records as to violent or criminal conduct) of each portfolio manager of the Fund that is an employee of the Adviser.

16.    Non-Exclusivity. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.  It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm of corporation, including other investment companies.

17.    Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.  To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

18.    Third-Party Beneficiaries. No person other than the Fund and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund (including without limitation any shareholder in the Fund), all of which rights, benefits, duties, and obligations are hereby expressly excluded.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GAI AGILITY INCOME FUND

By:
Name:
Title:

PERELLA WEINBERG PARTNERS CAPITAL MANAGMENT LP

By:
Name:
Title:

Proposed

APPENDIX

a.
Edgarization, Printing and Mailing:  Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Fund, regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Fund or regulatory authorities and (iii) all tax returns;

b.
Compensation of Officers and Trustees:  Compensation of the officers and Trustees of the Fund (other than persons serving as President or Trustee of the Fund, or as any other officer of the Fund, who are also directors, officers or employees of the Adviser or its affiliates);

c.
Registration and Filing Fees:  Registration, filing, blue-sky and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Fund under the 1940 Act;

d.	Custodial Services: The charges and expenses of the custodian appointed by the Fund;

e.	Accounting Fees: The charges and expenses of the independent accountants retained by the Fund;

f.
Legal, Accounting and Administrative Services:  The charges and expenses of the Adviser or any other party pursuant to any separate contract with the Fund from time to time in effect with respect to the provision of legal services (including registering and qualifying the Fund’s shares with regulatory authorities), as well as accounting, administrative and any other non-investment related services;

g.	Transfer, Bookkeeping and Dividend Disbursing Agents: The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Fund;

h.	Commissions: Broker’s commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

i.	Research: Pro-rata expenses related to third-party research and ongoing due diligence of pooled investment vehicles in which the Fund invests, and the managers of such pooled investment vehicles;

j.	Taxes: Taxes and corporate fees payable by the Fund to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

k.	Stock Certificates: The cost of stock certificates, if any, representing shares of the Fund;

l.	Membership Dues: Association membership dues, as explicitly approved by the Trustees;

m.	Insurance Premiums: Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

n.	Shareholders and Trustees Meetings: Expenses of shareholders and Trustees meetings;

o.	Pricing: Pricing of the Fund and shares, including the cost of any equipment or services used for obtaining price quotations and valuing Fund portfolio investments;

p.	Interest: Interest on borrowings;

q.	Communication Equipment: All charges for equipment or services used for communication between the Adviser or the Fund and the custodian, transfer agent or any other agent selected by the Fund; and

r.
Nonrecurring and Extraordinary Expense:  Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is, or is threatened to be made, a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.